701 Koehler Avenue, Suite 7 - Ronkonkoma, NY 11779 (631) 981-9700 - www.lakeland.com

FOR IMMEDIATE RELEASE

LAKELAND INDUSTRIES, INC. ANNOUNCES AN INCREASE IN ITS TYVEK® AND
GENERAL PROTECTION TYCHEM®CONTAMINATION GARMENT PRICES

RONKONKOMA, NY – October 25, 2005 -- Lakeland Industries, Inc. (NASDAQ: LAKE), today announced that it will increase the prices of its Tyvek® and Tychem® Garments by approximately 5% on or about November 21, 2005. These garment price increases are in response to raw material price increases set for November 15, 2005 and other energy related cost increases.

Consequently, Lakeland Industries, Inc. plans on increasing its inventories of raw materials in the next month dramatically, prior to November 15, 2005 when the majority of its raw material price increases are slated to take effect.

In other matters, Lakeland Industries, Inc. recently hired Kevin Zhang to head up its sales operations in China, Dan Edwards as National Accounts Manager, and appointed Charles Roberson (currently head of Technical Sales) as head of International Sales.

About Lakeland Industries, Inc.:
We manufacture and sell a comprehensive line of safety garments and accessories for the industrial protective clothing market. Our products are sold by our in-house sales force and independent sales representatives to a network of over 800 safety and mill supply distributors. These distributors in turn supply end user industrial customers such as chemical/petrochemical, automobile, steel, glass, construction, smelting, janitorial, pharmaceutical and high technology electronics manufacturers, as well as hospitals and laboratories. In addition, we supply federal, state and local governmental agencies and departments such as fire and police departments, airport crash rescue units, the Department of Defense, Central Intelligence Agency, Federal Bureau of Investigation, and the Centers for Disease Control. In fiscal 2005, we had net sales of $95.3 million and earnings per share of $1.12 (as adjusted for the 10% stock split effective April, 2005).  For the first and second quarter of fiscal 2006, we had sales of $25.7 and 25.1 million, net income of $1.7 and 1.6 million and $0.34 and 0.33 per share, respectively.

For more information concerning Lakeland, please visit us at: www.lakeland.com

Contact: Lakeland Industries	Chris Ryan, (631) 981-9700, chrisr@lakeland-ind.com Gary Pokrassa, (631) 981-9700, garyp@lakeland-ind.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in Press Releases and 8-K(s), registration statements, annual reports and other periodic reports and filings filed with the Securities and Exchange Commission or made by management.  All statements, other than statements of historical facts, which address Lakeland’s expectations of sources or uses for capital or which express the Company’s expectation for the future with respect to financial performance or operating strategies can be identified as forward-looking statements.  As a result, there can be no assurance that Lakeland’s future results will not be materially different from those described herein as “believed,” “projected”, “planned”, “intended”, “anticipated,” “estimated”or “expected,” which words reflect the current view of the Company with respect to future events.  We caution readers that these forward-looking statements speak only as of the date hereof.  The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events conditions or circumstances on which such statement is based.